Exhibit 99.1

Far Point Provides Update on Global Blue Legal Action to Enforce PIPE Investment Agreements after Assertion of Failure of Condition from Two PIPE Investors

June 26, 2020. New York, New York. Far Point Acquisition Corporation (NYSE: FPAC, FPAC.UN, and FPAC.WS), a special purpose acquisition company (“FPAC”), today announced the following in connection with its previously announced pending business combination transaction (the “Transaction”) with Global Blue Group AG (“Global Blue”).

On June 26, 2020, Global Blue Group Holding AG, the intended successor public company in the Transaction (“New Global Blue”) and SL Globetrotter, L.P. (“Globetrotter”) commenced an action in New York State Supreme Court captioned: SL GLOBETROTTER, L.P., GLOBAL BLUE GROUP HOLDING AG v. SUVRETTA CAPITAL MANAGEMENT, LLC, TOMS CAPITAL INVESTMENT MANAGEMENT LP.

The complaint was filed in response to a letter received by New Global Blue and FPAC from Suvretta Capital Management, LLC, Suvretta Master Fund, Ltd., Suvretta Long Master Fund, Ltd. and TOMS Capital Investment Management LP (“Suvretta/TOMS”). Suvretta/TOMS are two of the PIPE investors in the Transaction. Each is a party to a Share Subscription Agreement dated January 16, 2020 with FPAC and New Global Blue pursuant to which they have collectively agreed to subscribe for an aggregate of 5.0 million ordinary shares of New Global Blue at the closing of the Transaction at $10.00 per share (the “Share Subscription Agreements”). In the letter, Suvretta/TOMS alleged that a closing condition set forth in the Share Subscription Agreements is not capable of being satisfied and accordingly Suvretta/TOMS will not consummate the purchase of the New Global Blue shares at the closing of the Transaction. In the complaint, New Global Blue and Globetrotter seek legal remedies arising from Suvretta/TOMS’ repudiation of their obligations under their Share Purchase Agreements.

FPAC is not a party to this litigation.

About Far Point

Far Point Acquisition Corporation (NYSE: FPAC) is a special purpose acquisition company organized under the laws of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses in the financial technology industry. The company completed its initial public offering on the NYSE in June 2018, raising $632 million from investors.

Additional Information

Global Blue Group Holding AG, the intended successor entity in the Transaction, has filed a Registration Statement on Form F-4 (File No. 333-236581) (as amended, the “Registration Statement”), which includes a preliminary prospectus and preliminary proxy statement. After the Registration Statement is declared effective, the definitive proxy statement and other relevant documents will be mailed to stockholders of FPAC as of a record date to be established for voting on the Transaction. Stockholders of FPAC and other interested persons are advised to read the preliminary proxy statement/prospectus included in the Registration Statement, any amendments thereto, and the definitive proxy statement/prospectus in connection with FPAC’s solicitation of proxies for the special meeting to be held to approve the Transaction, because these documents will contain important information about FPAC, Global Blue, and the Transaction. Stockholders can also obtain copies of the Registration Statement and, when available, the definitive proxy statement/prospectus, without charge, by directing a request to: Far Point Acquisition Corporation, 18 West 18th Street, New York, NY 10011. These documents and FPAC’s annual and other reports filed with the Securities and Exchange Commission (the “SEC”) can also be obtained, as available, without charge, at the SEC’s internet site (http://www.sec.gov).

FPAC, Global Blue and their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the stockholders of FPAC in connection with the Transaction. Stockholders of FPAC and other interested persons may obtain more information regarding the names and interests in the proposed Transaction of FPAC’s directors and officers in FPAC’s filings with the SEC, including FPAC’s Annual Report on Form 10-K for the year-ended December 31, 2019, which was filed with the SEC on March 12, 2020. Additional information regarding the interests of such potential participants in the solicitation process is also included in the Registration Statement, and will be included in the definitive proxy statement/prospectus and other relevant documents when they are filed with the SEC.

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